EXHIBIT 23.6

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” in Amendment No. 1 to the  Registration Statement (Form S-4 No. 333-170977) and related Prospectus of Icahn Enterprises L.P. for the registration of senior notes and to the incorporation by reference therein of our report dated February 23, 2010, with respect to the December 31, 2009 consolidated financial statements of Federal-Mogul Corporation and subsidiaries, included in Icahn Enterprises L.P.’s Current Report on Form 8-K dated June 9, 2010, and our report dated February 23, 2010, with respect to the effectiveness of internal control over financial reporting of Federal-Mogul Corporation and subsidiaries, included in Icahn Enterprises L.P.’s Annual Report on Form 10-K for the year ended December 31, 2009, both filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Detroit, Michigan
December 28, 2010